PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(1)
(To Prospectus Dated January 8, 2008)	Registration No. 333-148519

FIRST COMMUNITY FINANCIAL CORPORATION

100,000 Shares

Common Stock, Par Value $5.00 Per Share

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

This prospectus supplements the information contained in the prospectus of First Community Financial Corporation, dated January 8, 2008, by adding the cover page contained herein. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The date of this prospectus supplement is April 4, 2008.

First Community Financial Corporation

Dividend Reinvestment and Stock Purchase Plan

BANK